Exhibit 10.1

Contract No.: __________________

Labor Contract

Party A (Employer): Party B (Employee):

Labor Contract

Party A (Employer): Seal of Chengdu AiXinZhonghong Biological Technology Co., Ltd.

Party B (Employee): Xiaowen Zheng

Address:

Legal Representative (or Authorized Agent):

ID Number:

Tel:

In Accordance with the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China, and other pertinent laws and regulations, and guided by the principles of equality, voluntariness, and mutual consent, Party A and Party B agree to establish this Labor Contract. The Parties shall adhere strictly to the terms stipulated in the Labor Contract.

1. Term of the Labor Contract

1.1 After being proposed by Party A and mutually agreed upon, the duration of the Labor Contract will be determined as follows:

A. Fixed term: from Jan.06, 2025 to Jun. 30, 2026.

The probation period will run from MMDDYYYY to MMDDYYYY.

B. Indefinite term: commencing on MMDDYYYY and persisting until the statutory termination conditions of the Labor Contract are met.

C. Term based on the completion of a specific task: commencing on MMDDYYYY and concluding upon task completion. The criteria for determining task completion shall be I .2 If, during the term of the Labor Contract, Party B reaches the official retirement age or starts receiving basic pension insurance benefits, the Labor Contract will be terminated from that date onward. If Party B chooses to continue working for Party A, the Parties will establish a labor service relation.

2. Job Contents and Workplace

2.1 Job Contents

2.1.1 Party B is required to comply with Party A’s work arrangements and occupy the position of CFO. Detailed tasks, responsibilities, and performance standards, etc. are stipulated in Party A’s job/position description, operational guidelines, work instruction manuals, and other relevant documents, as well as the directives and expectations set by Party A’s management.

2.1.2 Party B shall complete work tasks on time, ensuring both quality and quantity, in accordance with the standards established for the designated job position. Party A shall evaluate Party B’s performance accordingly. If Party B’s evaluation does not meet the assessment criteria, it will be considered that Party B is unsuitable for the role agreed upon in this Contract, allowing Party A to adjust Party B’s position accordingly.

2.1.3 Under any of the following circumstances, Party B will be considered incompetent for its current position, allowing Party A to adjust Party B’s job position. Following the adjustment, Party B’s salary will be reevaluated based on the new position.

(l) Losses incurred by Party A due to personal reasons of Party B during work, amounting to RMB 5,000 or more; (2) Failure by Party B to meet monthly task performance indicators; (3) Position transfer requested by Party B for personal reasons; (4) Loss or inability to obtain special qualifications required by the state for Party B’s job position due to personal reasons; (5) No noteworthy improvement in work performance after two consecutive evaluations; (6) A performance evaluation score of less than 80; (7) Failure to obtain a required certificate or meet specified standards after taking relevant examinations; (8) Inconsistent or repeated mistakes in completing work tasks on time, with the expected quality and quantity, according to job responsibilities; (9) Failure to match the workload of personnel in similar roles/positions; (10) If Party B, while in a management position, causes a majority of its subordinates to stop work for half a day or more due to negligence, or engages in violations, labor discipline breaches, illegal activities, or publicly publishes statements harmful to Party A’s interests within its team.

2.1.4 Under any of the following circumstances, Party A has the right to adjust Party B’s job position, as mutually agreed upon during the signing of this Contract. Such adjustment by Party A constitutes the fulfillment of this Contract and is not considered a modification, thereby eliminating the need for further negotiation. Following the adjustment, Party B’s salary will be set based on its new position.

(1) Changes resulting from the cancellation or completion of Party A’s projects, organizational restructuring, departmental mergers, position consolidations, equipment updates, etc., that render the original position untenable; (2) Party B’s absence from work for 3 days or more continuously, for any reason, leading Party A to arrange for a replacement in Party B’s original job position until they return; (3) When immediate family members of Party B (parents, spouse, children, or siblings) are employed by Party A, and a position transfer is deemed necessary by Party A to prevent conflicts of interest; (4) Amendments to laws, administrative regulations, or rules impacting the Labor Contract, necessitating a position adjustment; (5) Inadequacy of Party B in meeting production, quality, output, or other job-related indicators due to skill or physical limitations; (6) Unsuccessful competition for a position by Party B, or other situations where Party A deems a transfer of Party B’s job position appropriate.

2.2 Work Location

2.2. 1 Party B’s designated work location is Chengdu, excluding (travel location). Taking into account the nature and content of Party B’s work, as well as the specifics of Party A’s industry, Party A has informed Party B of potential changes to the actual business location during the contract term. Party A has the right to adjust the workplace within agreed provincial or municipal boundaries, and Party B shall fulfill its labor obligations at the updated location.

2.2.2 After careful consideration of personal time, economic costs, and family circumstances, Party Bs response to Article 2.1.1 is: Agree.

2.2.3 If Party A adjusts the actual business location and Party B objects, Party B must raise its objections in writing to Party A within 3 days of receiving the adjustment notice, stating the detailed reasons. Failure by Party B to raise objections within the specified timeframe will be deemed as agreement to the adjustment.

3. Working Hours, Rest, and Leave

3.1 Working Hours

3.1.1 Party A shall arrange for Party B to follow a working hour system of A and adopt leave measures in accordance with laws.

A. Standard working hour system; B. Comprehensive calculation of working hour system; C. Irregular working hour system.

3.1.2 During the contract term, if the comprehensive calculation of working hours system or irregular working hour system requires approval from the labor administration department, and if Party Bs position is approved by this department for an irregular work system or a comprehensive calculation of working hour system, the agreed working hour system in this Contract shall be adjusted accordingly to irregular working hour system or comprehensive calculation of working hour system.

3.2 Rest and Leave

3.2. I Party B confirms having no pending leave prior to joining, which includes, but is not limited to, marriage leave, maternity leave, breastfeeding leave, work-related injury leave, and funeral leave. Upon joining, Party B must adhere to Party A’s leave regulations.

3.3 Overtime Management

3.3.1 In case Party B needs to work overtime due to job requirements, it must complete the Overtime Approval Form and obtain approval from both the department head and the personnel department before commencing overtime work. This form serves as the sole basis for overtime work and will be archived by the Company’s HR Department for future reference. In case of any dispute regarding overtime pay between Party A and Party B, the HR Department will produce the Overtime Approval Form as evidence. Once the overtime application is approved, Party B shall report the actual overtime hours to Party A for written confirmation within 3 days of completing the overtime work.

3.3.2 The Parties reconfirm that the Overtime Approval Form is the exclusive basis for determining Party B’s overtime work. Party B’s attendance records or timecard entries cannot serve as proof of its actual workplace entry, exit, or on-the-job labor obligations, let alone determine whether they worked overtime. Hence, these records cannot be considered a basis for overtime determination.

3.3.3 Party A disagrees with any unsolicited or voluntary overtime work performed by Party B. Mere timecards or other evidence indicating Party B’s presence at work do not constitute proof of overtime. Any unsolicited or voluntary overtime work by Party B, or other unqualified overtime, shall not be eligible for the overtime benefits prescribed by law or agreed upon in this Contract.

3.3.4 Overtime work resulting from personal reasons, such as time management or efficiency problems, without Party A’s consent, shall not be classified as overtime work and shall not be eligible for the overtime benefits stipulated by law and agreed upon in this Contract.

4. Labor Remuneration

4.1 Party B’s annual salary is set at RMB 180,000 (in words: one hundred and eighty thousand) which includes a basic salary and a performance bonus. Wherein, the basic salary is RMB 15,000 per month, paid monthly, while the performance bonus is paid {quarterly/annually} based on assessment results. Party A has the discretion to regularly or occasionally provide various bonuses, allowances, subsidies and other benefits to Party B depending on business conditions. However, Party A is not obligated to do so. Both Party A and Party B acknowledge that any bonuses, allowances, or subsidies offered by Party A, beyond the basic salary stipulated in this Contract, are deemed as temporary rewards and do not signify any alteration or amendment to the agreed salary standards stated in this Contract. 4.2 In case Party B severely violates Party A’s rules and regulations, it shall be disqualified from receiving any bonuses, allowances, or subsidies for that particular month.

4.3 Bonuses or subsidies issued following the termination or dissolution of this Contract hold no relevance to Party B, and Party A bears no responsibility to disburse them to Party B.

4.4 Party B’s normal working hour wage corresponds to the basic salary, while overtime pay is determined based on the monthly basic salary. If adjustments in the minimum wage cause the agreed basic salary to fall below the minimum wage standard, Party B’s basic salary will automatically adjust to match the minimum wage standard, and Party A will calculate Party B’s salary accordingly.

4.5 Upon Party B’s completion of specified work tasks to the required quality standards, Party A (or a designated unit by Party A) shall be responsible for fully paying Party B’s salary, either via transfer or cash, in legal currency, before the 15th of each year. Delays attributed to financial settlement, capital turnover, bank transfers, or other reasons do not constitute intentional wage arrears. Under special circumstances, payment may be postponed for a maximum of 30 days with the approval of the labor union or employee representatives.

4.6 During Party B’s marital or funeral leave, or when participating in lawful social activities, Party A shall pay its salary in accordance with the pertinent attendance management system provisions.

4.7 If Party B takes sick leave with Party A’s approval, Party A shall be responsible for paying sick leave wages to Party B, adhering to the relevant attendance management system provisions.

4.8 Discrepancies in Party B’s salary due to unclear salary calculation standards or incorrect calculation methods, or refusal of Party B to accept the salary, do not constitute unintentional arrears or deductions. In such cases, Party B shall clarify the situation with Party A. If an error in Party A’s salary payment is confirmed, prompt remedial action shall be taken to reimburse the corresponding salary to Party B.

4.9 In instances where Party B is suspended from work due to reasons attributable to Party A, Party B’s salary during the suspension period will be handled in accordance with relevant national, local, and company regulations.

5. Social Insurance

5.1 During the contract term, Party A shall process social insurance for Party B in compliance with pertinent national, provincial, and local laws.

5.2 Party A may adjust the social insurance subsidy amount based on its operational status. In case Party B disagrees, it shall raise a written objection to Party A within three days of receiving the subsidy.

6. Labor Protection, Working Conditions, and Occupational Hazard Safeguarding

6.1 Party A shall furnish Party B with work conditions that adhere to national labor Standards and provide the necessary protective gear, thereby ensuring Party B’s safety and wellbeing at work.

6.2 Party A is obligated to educate and train Party B on ideological and political matter s, professional ethics, job skills, workplace safety and hygiene, as well as relevant rules and regulations. Party B shall comply with national and company policies consciously.

6.3 Party B confirms that its work setting at Party A is categorized as (o high-temperature environment anon-high-temperature environment).

7. Change, Cancellation and Termination of the Labor Contract

7.1 In the event that Party B seeks early cancellation of the Labor Contract for personal reasons, it shall notify Party A in writing 30 days beforehand (or 3 days during the probation period). This written notice shall be delivered to Party A’s HR department, and Party B must continue in its role to facilitate Party A’s search for a replacement and maintain workflow continuity. This request originates solely from Party B. If Party A elects to reduce Party B’s work transition period, the Labor Contract shall be canceled according to the timeline communicated by Party A.

7.2 Failure by Party B to provide a 30-day (or 3-day during probation) advance written notice prior to contract cancellation will be deemed a contract violation. In such instances, Party B shall be liable for any financial losses incurred. These financial losses include but are not limited to, expenses related to urgent hiring, costs linked to temporary replacements or overtime schedules to maintain regular and orderly work operations, and other tangible losses. Party A has the right to deduct these expenses from Party B’s salary or other payments made by Party A. In cases where the deduction is insufficient, Party A retains the right to seek recompense from Party B.

7.3 If, due to any reason, Party B’s personal freedom is restricted, hindering it from fulfilling its work obligations to Party A for three days or longer, Party A may cancel Party B’s Labor Contract without offering financial compensation. During the restriction period, since Party B is unable to perform its duties, Party A shall not remunerate Party B, and this duration shall not count towards its seniority.

7.4 If Party B’s personal freedom is restricted and Party A has not canceled Party B’s Labor Contract before it becomes clear whether Party B will be held criminally responsible, this Contract shall be automatically canceled from the verdict’s effective date. In such a case, Party A is not required to fulfill the obligation to deliver the cancellation notice. As Party B did not fulfill labor obligations during the period of restricted freedom, Party A shall not pay any labor remuneration or benefits, and this period shall not count as seniority.

7.5 During the probation period, Party A may evaluate Party B at any time, and those who meet the employment conditions upon evaluation shall have their positions and salaries determined according to their roles; for those who do not meet the employment conditions upon evaluation during the probation period, Party A may terminate the Labor Contract. During the probation period, if Party B exhibits any of the following circumstances, it shall be deemed as not meeting the employment conditions: (1) falsifying academic qualifications, certificates, and work experience; (2) the information provided in the personal resume, job application form, and employment application form is inconsistent with the actual situation; (3) failing to legally terminate or resolve the employment relationship with the previous employer, or having non-compete agreements or being within the scope of restrictions with the previous employer; (4) failing to submit complete employment procedures as required by Party A; (5) providing false medical examination information; (6) being wanted by the law or being released on bail pending trial or placed under residential surveillance; (7) failing to complete work tasks with the required quality and quantity or scoring less than 60 points in the probation period assessment; (8) scoring less than 80 points in various exams organized by Party A or refusing to participate in the exams; (9) accumulating 3 or more days of unauthorized absence during the probation period; (10) engaging in activities such as drug abuse, prostitution, participating in cult organizations, etc., which violate national laws and regulations, or being subject to public security management punishments; (11) suffering from a mental illness.

7.6 Party A may cancel this Contract under the following circumstances:

(1) The employer and the employee reach a consensus; (2) The employee is proven to be unqualified for the job during the probation period; (3) The employee severely violates the employer’s rules and regulations; (4) Gross negligence or robbery by the employee causes significant damage to the employer; (5) The employee simultaneously establishes an employment relationship with another unit, severely impacting the completion of tasks in this unit, or refuses to rectify the situation after being informed by the employer; (6) The employee uses fraud, coercion, or exploits others’ difficulties to force the employer to conclude or alter the Labor Contract against its true wishes; (7) The employee is criminally responsible according to law; (8) Due to non-work-related illness or injury, the employee cannot engage in the original or alternative work arranged by the employer after the prescribed medical treatment period; (9) The employee is incompetent for the job and remains so after training or adjusting the work position; (10) Significant changes in the objective circumstances underlying the Labor Contract at its conclusion render it unfulfillable. Despite negotiations, no agreement is reached between the employer and the employee on modifying the contract’s content; (11) The employer undergoes restructuring in accordance with the Enterprise Bankruptcy Law; (12) The employer faces severe difficulties in production and operation; (13) Despite altering the Labor Contract due to enterprise transformation, significant technological advancements, or changes in business methods, staff reduction remains necessary; (14) Other notable changes in the objective economic situation at the time of concluding the Labor Contract make it impossible to fulfill.

7.7 Any of the following circumstances involving Party B shall be deemed as causing significant damage to Party A: (l) Initiating customer complaints or media exposure against Party A; (2) Resulting in administrative sanctions or penalties imposed on Party A by higher authorities; (3) Leading to the disclosure or loss of Party A’s customer information; (4) Causing Party A to miss business opportunities or damaging its reputation, industry standing, social evaluation, and other intangible assets; (5) Resulting in equipment or product scrap or maintenance losses exceeding RMB 5,000; (6) Directly causing economic losses of RMB 5,000 or more to Party A.

7.8 If Party B receives training funded by Party A during the contract term (including internships and provincial or cross-provincial training), and an extension of the contract or other arrangements are necessary, the Parties shall sign an additional agreement. If Party B, after receiving such training, works for less than the agreed duration specified in the signed agreement during or after the training period and is terminated or leaves due to personal reasons, Party B shall reimburse Party A for the training expenses, except as otherwise agreed in writing by the Parties.

7.9 Labor contract change shall generally be made in writing. If verbal agreements have been implemented for over one month without written changes, and the changed contract content does not violate laws, regulations, national policies, or public order and morality, it shall be considered that the Parties have agreed to the change. Both Party A and Party B must fulfill its obligations under the changed Labor Contract.

8. Confidentiality Provisions

8.1 Party B is obligated to maintain the confidentiality of Party A’s business secrets. The business relationship between Party A and its customers constitutes a significant asset of Party A. Party B must preserve the confidentiality of Party A’s business secrets both during and after the contract term. Business secrets include, but are not limited to, company information such as operating conditions, pricing details, customer data, full-time and part-time employee contact lists, market development methods and techniques, strategy conception, finances, technology, human resources, wages, bonuses, and other information.

8.2 Any of the following actions by Party B shall be considered a breach of confidentiality to Party A.

(1) Operating or managing a competing business for others, or being employed, either full-time or part-time, by individuals, companies or enterprises with similar or the same business operations as Party A during the contract term; (2) Disclosing or selling Party A’s business secrets to unauthorized personnel within Party A or any third party, for any purpose and in any manner, during the contract term and within two years after its termination, without Party A’s written permission; (3) Contacting any of Party A’s past business customers in any form or name, to offer similar or the same services as Party A, so as to solicit business, or induce customers to leave, during the contract term and within two years after its end, without Party A’s written consent (soliciting business includes any proactive or responsive actions indicating willingness to provide similar or the same services to past business customers, such as via phone, fax, email, etc.); (4) Copying or recording any business secrets it encountered during its employment, without Party A’s written permission, during and after the contract term; (5) Failing to return all company materials and property in its possession to Party A within 3 days after the employment relationship ends 13 (including resignation or termination).

8.3 In case of a confidentiality breach by Party B, Party B agrees to: (1) Bear all compensation responsibilities, covering all direct and indirect economic losses, legal expenses, and other related costs incurred by Party A; (2) Allow Party A to recover any income obtained by Party B as a result of violating this clause.

9. Other Contents agreed by both Party A and Party B

9.1 Party B confirms that all submitted information is true, legal, and valid. Party B agrees to authorize Party A to conduct a comprehensive background investigation, both before and after employment, including all submitted information or materials. Furthermore, Party B acknowledges and agrees that upon leaving the Company, Party A has the right to provide impartial work evaluations of Party B’s employment period to professional background check agencies, governmental bodies, and potential employers of Party B.

9.2 Honesty and creditworthiness constitute absolute prerequisites for Party A’s recruitment of Party B, with a strict policy of not hiring individuals who lack these qualities. Party B shall ensure the authenticity of all information or commitments provided to Party A. Party A, operating under the full trust that all data and documents furnished by Party B are legitimate and accurate, bears no obligation to verify its authenticity independently. In the event that any personal details disclosed by Party B to Party A are proven false, this Contract shall be rendered null and void from its inception, with Party B assuming all liabilities arising out. This includes, but is not limited to, any losses incurred by Party A, such as recruitment expenses, training costs, arbitration or litigation fees, and legal expenses, which Party B shall be legally bound to compensate. Examples of falsified personal information include, but are not limited to, counterfeit or forged documents like resignation certificates, ID cards, household registration documents, educational qualifications, and health check certificates; undeclared pre-existing mental health conditions, infectious diseases, or other work-impeding illnesses; undeclared prior serious disciplinary actions including recording of demerit, placement under observation within the factory, dismissals, or expulsions from previous workplaces, or prior indulgence in vices like drug abuse; and undeclared histories of labor reeducation, criminal detention, or legal convictions.

9.3 Party B is apprised that Party A’s production premises and offices are equipped with surveillance equipment, which does not infringe on Party B’s privacy rights. Party B acknowledges this fact and expresses acceptance. In case Party B experiences any discomfort, it may submit a written request to Party A for adjustments.

9.4 In instances where Party A requires videography of its premises for official purposes, Party B shall extend its cooperation. In scenarios where the recorded material features Party B, all intellectual property and usage rights shall vest with Party A, with Party B foregoing any right to assert its portrait rights against Party A at any juncture.

9.5 Party B agrees that Party A may utilize its likeness, voice, and name for production and business purposes, both during and after the cancellation (termination) of its employment. The compensation paid by Party A to Party B already includes remuneration for such potential usage, obviating any need for additional payments. Consequently, Party B shall not assert any claims against Party A based on its portrait, voice, or name rights at any time.

9.6 Within the term of this Contract, Party B shall not serve any individual, unit, or other organization besides Party A in any manner, whether the employment is full-time, part-time, paid, or unpaid, without obtaining prior written consent from Party A. Failure to comply shall be considered a serious breach of Party A’s labor discipline. Party A has the right to immediately cancel Party B’s Labor Contract without any obligation to provide economic compensation.

9.7 Party B acknowledges that, to ensure prompt treatment in a hospital with better medical facilities in case of industrial injury and compliance with work-related injury insurance reimbursement rules, it shall seek treatment at a hospital designated by Party A. Party A will not recognize diagnostic certificates or appraisal conclusions from non-designated hospitals. If the expenses cannot be reimbursed by work-related injury insurance, Party B shall be responsible for them.

9.8 If Party B becomes ill or injured due to non-work reasons and requires leave for treatment, it shall visit a hospital of the specified level for diagnosis. Party B must apply for sick leave, providing original invoices, the hospital’s recommended leave certificate, diagnosis certificate, medical records, and related examination and medical expenses. Failure to visit a hospital of the specified level or incomplete leave procedures (such as missing recommended leave certificate, diagnosis certificate, medical records, original examination fee invoice, or original medical expense invoice) will result in the denial of sick leave. If Party B does not report to work, it will be considered absenteeism.

9.9 If Party A doubts the authenticity of the medical diagnosis certificate provided by Party B, Party A may request a re-examination at a designated hospital. The cost of the re-examination shall be prepaid by Party A. If the re-examination results align with Party B’s leave procedures, Party A shall bear the cost; otherwise, Party B shall be responsible for it. If Party B refuses to undergo a re-examination and fails to report to work, it shall be considered as absenteeism. 9.10 Party B shall be liable for compensation if they cause losses to Party A due to gross negligence, intentional misconduct, or significant fault.

9.11 If Party B intentionally harms others while performing work tasks, Party A shall assume tort liability and then have the right to recover all losses from Party B. If gross negligence by Party B results in harm to others, Party A shall bear the tort liability and have the right to recover over 40% of the losses from Party B, depending on the degree of negligence and specific circumstances.

9.12 If Party B owes any amount to Party A, is liable for economic losses, or violates contract terms leading to the termination of the Labor Contract and causing economic loss to Party A, Party A has the right to deduct the corresponding amount from those including but not limited to Party B’s wages, bonuses, allowances, and subsidies, subject to legal provisions, regulatory agreements, and contract terms. However, such deductions must comply with laws and regulations. If the deduction is insufficient, Party A retains the right to recover the balance from Party B.

9.13 If Party B includes work experience in the Labor Contract or related forms, it shall provide corresponding materials to substantiate its prior work experience. Failure to do so will entitle Party A to calculate the cumulative working years from the date of commencement with Party

9.14 Regardless of the reasons for the cancellation or termination of this Contract, and regardless of the reasons for Party B’s departure from Party A, Party B shall comply with Party A’s relevant management regulations and mutual agreements to handle the work handover procedures. The handover work shall be settled once Party A confirms its qualification. The handover procedures include, but are not limited to: (1) handing over work to the personnel specified by Party A (subject to the signature of the work receiver); (2) returning all tangible and intangible assets, such as office supplies, documents, and equipment belonging to Party A, in its original condition; (3) fully transferring any medium containing important information of Party A to Party A; (4) assisting Party A in clearing creditor’s rights and debts between the Parties; (5) completing the departure process specified by Party A, handling relevant departure procedures, and addressing any unfinished business. If Party B fails to fulfill the above obligations (as evidenced by the signatures of all project leaders on the Work Transfer List), and this results in Party A being unable to process or experiencing delays in processing Party B’s departure procedures, Party B shall bear the consequences of its actions. If Party B leaves Party A unilaterally and fails to complete the necessary work handover and other procedures within the prescribed time limit, it shall be deemed that Party B has voluntarily relinquished all remaining remuneration, payments, salaries, materials, benefits, and other related rights retained by Party A, allowing Party A to dispose of them freely. If Party B owes debts to Party A due to borrowing or other reasons, the aforementioned disposal shall not offset Party B’s debts. In case of any economic losses incurred by Party A, Party A has the right to seek compensation from Party B.

9.15 Party B confirms that the address specified below is the sole and fixed communication address for Party A to contact Party B and deliver relevant documents. If Party A attempts to deliver legal documents to Party B at the provided address, and encounters issues such as an unclear or incorrect address, no such person or address found, refusal by Party B to sign for receipt, receipt by an unauthorized person, or any other undeliverable situation, it shall be deemed that the documents have been effectively delivered to Party B from the date of mailing. Party B must notify Party A in writing of any changes to its communication address within the same day of the change; otherwise, Party B shall be responsible for any resulting liabilities. Address:

10. Labor Dispute Resolution

10.1 In case of any labor disputes arising between Party A and Party B during the fulfillment of this Contract, they shall be resolved according to the following procedures:

(l) Party A and Party B negotiate for resolution; (2) If negotiation fails, either of the Parties may apply for arbitration to the labor dispute arbitration committee located in Party A’s jurisdiction;

(3) The party dissatisfied with the arbitration award may file a lawsuit with the people’s court in Party A’s jurisdiction within fifteen days from the date of receiving the arbitration award.

10.2 If labor disputes between Party A and Party B proceed to arbitration, the arbitration hearing shall be held in private.

11. Supplementary Provisions

11.1 If there is any conflict between the terms of this Labor Contract and applicable laws or regulations, or if there are any inconsistencies due to changes in such laws or regulations, the currently effective laws and regulations shall prevail.

11.2 This Contract serves as the fundamental agreement between Party A and Party B for establishing a Labor Contract relationship. It supersedes all prior written or verbal notices, negotiations, representations, commitments, emails, and agreements between the Parties. The rights and obligations of both Party A and Party B under this Labor Contract are subject to the terms stipulated in this Contract.

11.3 The formulation of this Contract was based on modification suggestions put forward by Party B and subsequently agreed upon by Party A. The Parties confirm that they have no objections to the terms stipulated in this Contract.

11.4 This Labor Contract shall come into force upon being signed or sealed by both Party A and Party B. It shall be executed in duplicate, with each party retaining one copy, both copies bearing equal legal force.

I have read the Labor Contract, employee handbook, and the Company’s pertinent policies, and I agree to adhere to the company’s rules and regulations. In the event of any violations, I am willing to bear the consequences in accordance with the Company’s policies.

Party A: Seal of Chengdu AiXinZhonghong Biological Technology Co., Ltd.,

Signed by Party B: Zheng Xiaowen

Date: January 6, 2025